ARTICLE V - CONTRACTS, LOANS, CHECKS AND DEPOSITS
1 .
CONTRACTS.
The directors may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.
2.
LOANS.
No loans shall be contracted on behalf of the corporation and no evidences of indebtedness shall be issued in itsname unless authorized by a resolution of the directors. Such authority may be general or confined to specific instances.
3.
CHECKS, DRAFTS, ETC.
All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation, shall be signed by such officer or officers, agent or agents of the corporation and in such manner as shall from time to time be determined by resolution of the directors.
4.
DEPOSITS.
All funds of the corporation not otherwise employed shall be deposited from time to time to the credit of the corporation in such banks, trust companies or other depositaries as the directors may select.

ARTICLE VI - CERTIFICATES FOR SHARES AND THEIR TRANSFER
1 .
CERTIFICATES FOR SHARES.
Certificates representing shares of the corporation shall be in such form as shall be determined by the directors. Such certificates shall be signed by the president and by the secretary or by such other officers authorized by law and by the directors. All certificates for shares shall be consecutively numbered or otherwise identified. The name and address of the stockholders, the number of shares and date of issue, shall be entered on the stock transfer books of the corporation. All certificates surrendered to the corporation for transfer shall be canceled and no new certificate shall be issued until the~
		By-Laws 10